Exhibit 10.1

MEMORANDUM OF AGREEMENT

This Memorandum of Agreement (“Memorandum”), dated as of this 15th day of September 2006 (“Effective Date”), by and between Optical Molecular Imaging, Inc., a Delaware corporation (“OMI”), and Cedars-Sinai Medical Center, a California nonprofit public benefit corporation (“CSMC”), is intended to summarize the basic terms of a license agreement between the parties hereto, which will be embodied in a subsequent and more comprehensive agreement (the “License Agreement”) that will include not only the provisions of this Memorandum, but also certain other terms and conditions that are customarily included in licensing arrangements between nonprofit academic institutions and for-profit companies as may be agreed to by the parties. This Memorandum is entered into with reference to the following facts:

A. CSMC is the sole owner of certain provisional patents and other proprietary intellectual property, relating to the work of Dr. John Yu (“Yu”) with cellular therapies or diagnostics utilizing cellular therapies, including dendritic cell based vaccines for brain tumors and other cancers (the “Field of Use”). The Field of Use is further described and specifically limited to the intellectual property listed in Exhibit A hereto (the “Vaccine Technology”).

B. Yu is an employee of CSMC.

C. Yu and others are inventors of the Vaccine Technology, and Yu has significant expertise and experience in the field of the Vaccine Technology.

D. OMI wishes to license the Vaccine Technology from CSMC for the purpose of developing and commercializing products based on the Vaccine Technology, and CSMC is willing to license the Vaccine Technology to OMI in accordance with the basic terms of this Memorandum and the definitive License Agreement.

E. OMI wishes to have Yu serve as a director and as its Chief Scientific Officer, and Yu is willing to serve in those capacities, subject to the prior approval of the proposed activity pursuant to the CSMC Full-time Faculty Consulting Guidelines and by the CSMC Conflict of Interest Steering Committee.

Now, therefore, the parties agree as follows:

1. Agreement and Closing. The parties to this Memorandum agree to work diligently to prepare and execute the License Agreement within sixty (60) days from the date of this Memorandum and to use their best efforts to close the transactions contemplated herein, including the License Agreement becoming effective (the “Closing”) within sixty (60) days from the date of this Memorandum.

2. Ownership of Intellectual Property. CSMC represents and warrants that, to the best of its current knowledge, without internal or external investigation, CSMC is the sole owner of the Vaccine Technology and the patent applications listed in Exhibit A to this Memorandum; that the patents listed in Exhibit A to this Memorandum have been validly issued or applied for; and that CSMC has not received notice from any third party that the Vaccine Technology infringes the proprietary rights of any third party. OMI acknowledges that to the extent any of the foregoing patent rights constituting any part of the Vaccine Technology have been funded by the U.S. government, a royalty-free, non-exclusive, non-transferable license to the inventions in such patents is reserved to the U.S. government.

2.1 Representations of OMI. OMI represents and warrants to CSMC that:

(a) OMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the State of California and has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) the execution and delivery of this Agreement by OMI and the performance by OMI of its obligations hereunder have been duly authorized by all necessary corporate action;

(c) neither the execution or delivery of this Agreement by OMI, nor the performance by OMI of its obligations hereunder, (i) requires the consent or approval of any third party, other than an approval by the shareholders of OMI (which has already been obtained); (ii) shall constitute a default under any material contract by which OMI or any of its material assets is bound (or any event which, with notice or lapse of time, or both, would constitute such a default); or (iii) shall constitute a violation of any judgment, order or decree of any court, arbitrator, governmental agency or authority binding upon OMI; and

(d) (i) all of the contractual obligations and liabilities relating to OMI’s former spectral imaging technology were in the name of its former subsidiary, Spectral Molecular Imaging, Inc. (“SMI”), (ii) on September 11, 2006, Daniel Farkas acquired 100% ownership of SMI and acknowledged in connection with that acquisition that OMI shall have no liability for SMI’s obligations and (iii) OMI has no liabilities or obligations and has not received notice from any third party regarding potential claims in connection with its prior ownership of SMI, the spectral technology previously licensed or any other pre-existing relationship.

3. License Agreement Terms. The License Agreement shall include, among other terms and conditions that are customarily included in licensing arrangements between nonprofit academic institutions and for-profit companies, the following terms, but not necessarily limited to the exact language set forth below. The parties agree to work in good faith to have the provisions of the License Agreement not specifically covered by the Agreement be substantially in accordance with CSMC’s standard form of License Agreement, a copy of which is attached hereto as Exhibit B.

3.1 Grant.

(a) License. The license granted by CSMC to OMI shall be an exclusive license as to the agreed upon Field of Use, with a right (subject to Section 3.3) to grant sublicenses, during the Term, to use, develop, make, have made, practice, import, carry out, manufacture, have manufactured, offer for sale, sell, offer for sale and/or have sold Products in the Field of Use in the Territory.

(b) Reservation of Rights. CSMC shall retain, for CSMC’s use only, the right to use the Vaccine Technology solely:

(i)	for CSMC’s internal research purposes;

(ii)	for CSMC’s internal teaching and other educationally-related and non-commercial clinical purposes, where clinical use does not involve a third party funding grant;

(iii)	to obtain and use research funding from any funding agencies (including grant applications);

(iv)	with OMI’s prior written consent, in connection with any agreement with for profit entities; and

(v)	CSMC will retain the right to publish the scientific findings from research conducted by CSMC or any of its researchers related to the Vaccine Technology; provided that OMI will have a right of prior review to determine the patentability thereof, within thirty (30) days following receipt by OMI of a notice of intent to publish from CSMC; and provided further that if OMI determines to file a patent application, OMI will have a thirty (30)-day period thereafter to do so, and CSMC shall delay any publication with respect thereto.

(c) Products. Products shall consist of any substance, device, apparatus or method covered in whole or in part by a Valid Claim useful to the diagnosis or treatment of disease or disorders utilizing a dendritic cell based vaccine for brain tumors and other cancers.

(d) Valid Claim. A Valid Claim shall be any claim of (i) a Licensed Patent, which has not been pending for longer than ten years after the first commercial sale of a Product; or (ii) an issued patent included within the Licensed Patents, which claim has not (X) lapsed, been cancelled or become abandoned, (Y) been declared invalid or unenforceable by a non-appealable decision or judgment of a court or other appropriate body or authority of competent jurisdiction, or (Z) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

(e) Licensed Patent. A Licensed Patent shall include the patents and patents issuing from the patent applications listed in Exhibit A hereto, including any continuations, divisionals or reissues and including any improvements by Yu.

(f) Territory. The Territory of the license shall be the entire world.

(g) Term. The Term of the license shall be on a country-by-country basis, until the expiration of the last to expire Valid Claim for such country in the Territory.

(h) OMI acknowledges that it is important to CSMC, and, with respect to the US governmentally-funded development, a requirement of the United States Government under Title 35, Section 203 of the United States Code, that OMI pursue the development, commercialization, and marketing of the Licensed Patents and otherwise exercise commercially reasonable efforts to maximize the value of the License Agreement to CSMC. OMI shall be deemed to have done so, only if OMI has used and is using reasonable efforts to meet the requirements set forth on Schedule X hereto, with each such requirement being deemed a separate and independent condition (each, a “Milestone”). Within sixty (60) days after each anniversary of the date of the Closing, OMI shall prepare and deliver to CSMC an annual written report (to be certified by an executive officer of OMI) that provides an overview of OMI’s progress towards achieving each Milestone and its other efforts with respect to the ongoing development, commercialization, and marketing of the Licensed Patents. If OMI fails to meet any Milestone, OMI will have ninety (90) days after notice from CSMC to remedy the default or, if the default is capable of being cured but cannot be remedied within such ninety (90)-day period, as reasonably determined by CSMC and OMI, to develop a written plan for the cure or other resolution of the default and diligently pursue the same, which plan is subject to the approval of CSMC, not to be unreasonably withheld. If OMI does not so remedy the failure, CSMC may, at its option, upon written notice delivered to OMI within ninety (90) days of CSMC’s receipt of such annual written report, terminate the license which termination, as applicable, will be effective sixty (60) days following CSMC’s notice. During any period when a Milestone has been missed, OMI will use reasonable diligence to subsequently meet that Milestone.

3.2 Sublicenses. OMI will have the right to grant sublicenses subject to the prior written approval of CSMC, which approval will not be unreasonably withheld or delayed. OMI will be responsible for each sublicensee’s performance of all obligations under sublicenses (and, in particular, royalty payment obligations due on such sublicensee’s sales of Products) and none of OMI’s sublicenses will reduce in any way any of OMI’s obligations under the License Agreement.

3.3 Consideration.

(a) License Fee. At the Closing, OMI will:

(i)	issue CSMC as a license fee a number of shares of OMI common stock that will equal eight and one-half percent (8.5%) of the OMI outstanding shares at the time of the Closing (the “CSMC Shares”). The CSMC Shares will be duly and validy issued, fully paid for and nonassessable shares and will be registered under the Securities Act of 1933 pursuant to a registration statement that will be filed within sixty (60) days of the Closing.

(ii)

Within thirty (30) days of the date of the Closing, OMI shall pay to CSMC the amount of $62,000 (as of September 12, 2006), which is equivalent to the outside counsel and other reasonable costs and expenses actually incurred by

CSMC in preparing and prosecuting the Vaccine Technology which amount shall be updated to reflect the total amount as of the date of the Closing; and, as of the Closing, Licensee will assume responsibility for payment of all such fees in connection with prosecution, maintenance, defense and enforcement of the Vaccine Technology.

(b) Sublicense Fees. OMI shall pay CSMC during the Term [***]% of all Sublicensing Income received by OMI from any sublicensee of OMI. Sublicensing Income shall consist of any consideration of any kind received from any sublicensee of OMI in connection with any grant of a sublicense to use, make, have made, practice, import, carry out, manufacture, have manufactured, offer for sale, sell, offer for sale and/or have sold Products, but shall not include any equity investment made by any sublicensee in OMI.

(c) Royalties. OMI shall pay CSMC during the Term [***]% of gross revenues received by OMI from sales of Products, less customary offsets for discounts, returns, allowances, chargebacks and sales commissions paid to distributors or sales agents.

(d) Payments to Third Parties. The amounts payable by OMI to CSMC under Sections 3.3(b) and 3.3(c) shall be reduced by [***]% of the amounts, if any, that OMI or its sublicensees must pursuant to a court order or a settlement (subject to the prior approval of CSMC, which consent will not be withheld unreasonably) pay to any third party who holds proprietary rights that, in the written opinion of OMI’s patent counsel, would otherwise be infringed by sale of the Products.

(e) Fair Market Value. Both parties acknowledge and agree that the forms of consideration being offered by OMI and other obligations of OMI to be taken under the License Agreement must constitute fair market value (as determined by an independent intellectual property assessment obtained by CSMC) for the rights granted to OMI under the License Agreement based on arms’-length negotiations with OMI. If the foregoing fair market value assessment is not obtained by October 2, 2006, CSMC shall immediately advise OMI and CSMC shall have no obligation to enter into the License Agreement or other transactions contemplated by this Memorandum.

3.4 Diligence. OMI will use commercially reasonable efforts to develop and commercialize Products as soon as practicable, consistent with sound business practices and judgment as specified in the letter to James Laur dated September 11, 2006 from Technomedics Management & Systems, Inc., which content has been approved by Dr. John Yu. If additional information is required going forward, Dr. Yu is ready and willing to submit additional information.

3.5 Insurance & Indemnity. OMI shall obtain and maintain commercially reasonable levels of insurance (naming CSMC as an additional insured) to cover the company’s activities and support OMI’s indemnification obligations under the License Agreement.

[***] = Certain information on this page has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portions.

4. Services of Yu. Subject to and concurrently with the License Agreement becoming effective at the Closing, OMI intends to appoint Yu as its Chief Scientific Officer pending review and approval by CSMC. If the foregoing CSMC approval is not obtained, OMI shall have no obligation to enter into the License Agreement or other transactions contemplated by this Memorandum.

5. Finders. No party to this Memorandum will be required to pay any finders fee to any third party in connection with consummating the transactions contemplated herein.

6. Disclosure. The terms of this Memorandum may be publicly disclosed by OMI to the extent OMI’s counsel determines that such disclosure is required by law. OMI shall provide CSMC and Yu with a copy of any such disclosure for their review at least three days prior to making such disclosure, except that the disclosure to be sent to certain OMI investors on September 18, 2006 may be provided to CSMC less than three days before it is sent.

7. Governing Law. The terms of this Memorandum shall be governed by the internal laws of the State of California. Venue shall be Los Angeles County. In any action between the parties seeking enforcement of any of the provisions of this Agreement, the prevailing party in such action shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs, and reasonable attorneys’ fees.

Cedars-Sinai Medical Center

By:	/s/ Edward M. Prunchunas
	Name:	Edward M. Prunchunas
	Title:	Senior Vice President for Finance & CFO

By:	/s/ Shlomo Melmed
	Name:	Shlomo Melmed, M.D.
	Title:	Senior Vice President for Academic Affairs

Optical Molecular Imaging, Inc.

By:	/s/ David Wohlberg
	Name:	David Wohlberg
	Title:	President and Chief Operating Officer